FOR IMMEDIATE RELEASE	No. 08-20
For more information contact: Ronald D. Mogel, Senior Vice President and Chief Financial Officer
Phone: (337) 896-6664

OMNI UPDATES HURRICANES’ IMPACT ON OPERATIONS

CARENCRO, LA – October 6, 2008 – OMNI ENERGY SERVICES CORP. (NASDAQ GM: OMNI) announced today that despite the impact of recent hurricanes on some of its operations, primarily in its Louisiana Gulf Coast facilities, OMNI expects to report third quarter 2008 revenue of approximately $52 million exceeding second quarter 2008 revenue of $48.9 million as well as revenue of $48.1 million in the third quarter 2007 period.

Commenting on the effect to the Company’s third quarter activity, Brian J. Recatto, OMNI’s President and Chief Executive Officer, stated, “Prior to the storms, OMNI was on pace for a record quarter with revenue in July and August of $19.2 million and $18.1 million, respectively. We had great momentum going in to the heart of the Gulf Coast hurricane season and we expect no significant residual effects to our businesses going into the fourth quarter. We are confident our activity levels for the remainder of the year will return to our pre-storm levels.”

As previously reported, the Company’s operations were minimally impacted by Hurricane Gustav. Hurricane Ike, however, caused greater disruption to offshore operations due to the suspension of drilling and production activity in the Gulf of Mexico. The Company’s Louisiana facilities in Venice, Fourchon, Intracoastal City, and Cameron were impacted by the storm surge and idled for various periods of time in September, but all facilities are now operational. The Company’s environmental cleaning operations were curtailed due to the hurricanes’ impact upon offshore production, but are now operational with 100 percent utilization. Land-based drilling and production has returned to pre-storm levels of activity as expected.

Headquartered in Carencro, LA, OMNI Energy Services Corp. offers a broad range of integrated services to geophysical companies engaged in the acquisition of on-shore seismic data and to oil and gas companies operating in the Gulf of Mexico as well as the prolific oil and gas producing regions of the continental United States of America. OMNI provides its services through five business segments: Seismic Drilling (including drilling, survey and permitting services), Environmental Services, Equipment Leasing, Fluid and Transportation Services and Other Services.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties associated with the continued return of business activity levels to pre-hurricane levels, the timely conversion of seismic drilling backlog into revenue, the acceptance and use of our expanded environmental cleaning services, OMNI’s dependence on activity in the oil and gas industry, labor shortages, permit delays, dependence on significant customers, seasonality and weather risks, competition, technological evolution, the ultimate outcome of pending litigation, the continued growth of our environmental services and rental equipment business units, and other risks detailed in OMNI’s filings with the Securities and Exchange Commission.

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